Exhibit 10(b)(xxiii)

W.W. GRAINGER, INC.
PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement (this “Agreement”) is entered into as of January 1, 2013 between W.W. Grainger, Inc., an Illinois corporation (the “Company”) and the undersigned Company executive (the “Executive”).

Pursuant to the W.W. Grainger, Inc. 2010 Incentive Plan (the “Plan”), the Company desires to award to the Executive as hereinafter provided certain performance shares (the “Performance Shares”), entitling the Executive to receive shares of the Company’s common stock (“Common Stock”) based upon the Company’s attainment of certain long-term performance goals. This award of Performance Shares is in consideration of the Executive’s agreement to enter into an Unfair Competition Agreement (the “Unfair Competition Agreement”) between the Company and the Executive concurrently with this Agreement. In turn, the Executive desires to enter into the Unfair Competition Agreement and accept the award of Performance Shares, on the terms and conditions set forth in this Agreement, the Plan and the Unfair Competition Agreement. Capitalized terms used but not defined in this Agreement have the meanings specified in the Plan.

NOW, THEREFORE, in consideration of the mutual promises set forth below and in the Unfair Competition Agreement, the parties hereto agree as follows:

1.
General. This award is governed by and subject to the terms and conditions of this Agreement, the Plan and the Unfair Competition Agreement (the terms of which are hereby incorporated herein by reference). In general, the Executive will be entitled to receive a number of Performance Shares determined by the Company’s performance against its sales growth target (as described in Section 2 below), with the vesting of those Performance Shares being subject to the Company’s achievement of its return on invested capital target (as described in Section 3 below).

2.
Grant of Performance Shares; 2015 Sales Target. The Company hereby awards to the Executive a total of _______ Performance Shares (the “Target Number”), such number being subject to possible adjustment as follows. The actual number of Performance Shares which the Executive will receive will depend on the Company’s total net sales during its 2015 fiscal year. Such number will be calculated in accordance with the following table:

If, the Company’s 2015 sales are at:	Then the number of Performance Shares will be:
Less than $9.5 Billion	Zero (0)
$9.5 Billion	Fifty percent (50%) of the Target Number
$11.3 Billion	One hundred percent (100%) of the Target Number
$11.9 Billion or more	Two hundred percent (200%) of the Target Number

Amounts between the foregoing numbers will be interpolated as necessary. For example, if 2015 net sales are $10.4 Billion, then the Executive would receive seventy-five percent (75%) of the Target Number of Performance Shares.

3.
Vesting; ROIC Target. The vesting of the Performance Shares will depend upon the Company’s average return on invested capital (“ROIC”) during the period of three fiscal years beginning with the 2013 fiscal year, i.e., the Company’s 2013, 2014 and 2015 fiscal years (the “Measuring Period”). For this purpose, ROIC means the Company’s operating earnings divided by its net working assets. Vesting will be determined in accordance with the following table:

If the Company’s average ROIC during the Measuring Period is:	Then the following percentage of Performance Shares will vest:
Less than eighteen percent (18%)	Zero (0)
Eighteen percent (18%) or more	One hundred percent (100%)

Amounts between the foregoing numbers will not be interpolated. In other words, the Performance Shares will either vest at one hundred percent (100%) or they will not vest at all. If the Performance Shares vest, then in settlement of the Performance Shares, the Executive will receive a number of shares of Common Stock equal to the number of Performance Shares determined under Section 2 above, subject, however, to the withholding provisions below. If the Performance Shares do not vest, then they will be forfeited in full and the Executive shall have no further rights with respect to the award hereunder.

4.
Receipt by the Executive of the Plan. The Executive acknowledges receipt of the Plan booklet which contains the entire Plan. The Executive represents and warrants that he has read the Plan and that he agrees that all Performance Shares awarded under it shall be subject to all of the terms and conditions of the Plan, including but not limited to the exclusive right of the Committee to interpret and determine the terms and provisions of the Performance Share Award Agreements and the Plan and to make all determinations necessary or advisable for the administration of the Plan, all of which interpretations and determinations shall be final and binding. Without limiting the generality of the foregoing, the Committee shall have the discretion to adjust the terms and conditions of awards of Performance Shares to correct for any windfalls or shortfalls in such awards which, in the Committee’s determination, arise from factors beyond the awardees’ control, provided, however, that the Committee’s authority with respect to any award to a “covered employee,” as defined in Section 162(m)(3) of the Code, shall be limited to decreasing, and not increasing, such award.

5.
Tax Withholding Obligations. If the Performance Shares shall vest, the Executive shall be responsible for any required withholding including, but without limitation, taxes, FICA contributions, or the like under any federal, state or applicable statute, rule, or regulation. Upon such vesting, the Company may withhold a number of shares of Common Stock having a fair market value on the date that the amount is to be withheld equal to the amount determined by the Company to be the required statutory minimum withholding; this amount may or may not satisfy the Executive’s calendar year withholding obligation. The Company shall not issue and shall not deliver any of its Common Stock upon the vesting and settlement of the Performance Shares until and unless the proper provision for minimum required withholding has been made.

6.	Recoupment of Incentive-based Compensation.

a.
If the Board of Directors determines that the Executive has committed fraud against the Company or has been engaged in any criminal conduct that involves or is related to the Company and such Executive is entitled to receive performance shares, stock options, restricted stock units or cash incentive compensation (“Incentive Compensation”) then the Company shall recover from the Executive such Incentive Compensation, in whole or in part, for any period of time, as it deems appropriate under the circumstances. The Board shall have sole discretion in determining whether the Executive’s conduct was in compliance with the law or Company policy and the extent to which the Company will seek recovery of the Incentive Compensation notwithstanding any other remedies available to the Company. If the Executive engages in misconduct or is believed to have engaged in misconduct, the Company shall be entitled to recover from the Executive, and the Executive shall re-pay awards received pursuant to this Program, in whole or in part, for any period of time, as the Company deems appropriate under the circumstances.

b.
In the event of a restatement of materially inaccurate financial results, the Board has the discretion to recover cash incentive payments or the settlement of performance shares (“Incentive Payments”) that were paid or settled to the Executive during the period covered by the restatement as set forth herein. If the payment or settlement of Incentive Payments would have been lower had the achievement of applicable financial performance goals been calculated based on such restated financial results, the Board may, if it determines appropriate in its sole discretion, recover the portion of the paid or settled Incentive Payments in excess of the payment or settlement that would have been made based on the restated financial results. The Company will not seek to recover Incentive Payments received or settled more than three years after the date of the initial filing that contained the incorrect financial results.

7.	Other Terms and Conditions Applicable to the Performance Shares.

a.
Rights of Shareholder. The Executive shall not have any voting rights with respect to the Performance Shares. The Executive shall have no right to receive dividend equivalent payments with respect to the Performance Shares.

b.
Termination of Employment. If the Executive’s employment terminates during the Measuring Period for any reason other than retirement, disability or death, then the Performance Shares will be forfeited in full and the Executive shall have no further rights with respect to the award hereunder. If the Executive engages in misconduct, or is believed to have engaged in misconduct all awards will be forfeited.

c.
Retirement/Death. If the Executive’s employment with the Company terminates during the Measuring Period by reason of retirement or death, then the Executive or the Executive’s estate will be entitled to receive in settlement of the Performance Shares a number of shares of Common Stock equal to the product of (x) the number of Performance Shares, if any, which subsequently vest under Section 3 above, multiplied by (y) a fraction, the numerator of which is the number of months during the Measuring Period that the Executive was employed by the Company and the denominator of which is the total number of months in the Measuring Period, i.e., 36 months. For purposes of the foregoing calculation, the Executive will be deemed to have been employed by the Company during the month that his employment terminates if, and only if, such termination occurs on or after the fifteenth (15th) calendar day of that month.

d.
Disability. If the Executive’s employment with the Company terminates during the Measuring Period by reason of disability (defined below), then the Executive will be entitled to receive in settlement of the Performance Shares a number of shares of Common Stock calculated in the same manner as under Subsection c immediately above, provided, however, that if such termination of employment occurs during the first fiscal year of the Measuring Period, then for purposes of such calculation the number of Performance Shares referred to in clause (x) of such calculation shall be determined as though the Company had met, but not exceeded, its sales growth target and 100 percent of such Performance Shares had vested. For purposes of the foregoing, the term “disability” means the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted for a continuous period of not less than twelve (12) months.

8.
Severability. The provisions of the Agreement shall be severable, and in the event that any provision of it is found to be unenforceable, all other provisions shall be binding and enforceable on the parties as drafted. In the event that any provision is found to be unenforceable, the parties consent to the Court’s modification of that provision in order to make the provision enforceable, subject to the limitations of the Court’s powers under the law.

9.
Venue. The Executive acknowledges that, in the event that a determination of the enforceability of this Agreement is sought, or any other judicial proceedings are brought pertaining to this Agreement, the Company has the choice of venue and the preferred venue for such proceedings is Cook County, Illinois.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding any conflicts or choice of law rules or principles thereof.

IN WITNESS WHEREOF, the Company has caused this Performance Share Award Agreement to be executed by a duly authorized Officer of the Company and the Executive hereby agrees to all the terms and conditions set forth above.

W.W. GRAINGER, INC.

By:____________________________________
James T. Ryan
Chairman, President and Chief Executive Officer

____________________________________
Executive (Signature)

____________________________________
Executive (Print Name)

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Date